Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of February 3, 2016 (“Effective Date”), by and between Viavi Solutions Inc., a Delaware corporation (hereinafter “Viavi” or the “Company”), and Oleg Khaykin (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Company desires to retain the services of Executive as Chief Executive Officer and to appoint Executive as a member of the Company’s Board of Directors;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company and to address certain matters related to Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1. Employment. The Company hereby employs Executive as a full-time exempt employee, and Executive hereby accepts such employment commencing on the Effective Date, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive will be employed as the Chief Executive Officer of the Company (the “Position”), and shall have the duties and responsibilities as may be reasonably assigned from time to time by the Company’s Board of Directors (the “Board”). Executive shall perform faithfully and diligently all those duties assigned to Executive.

2.2 Standard of Conduct/Full-time. During the term of this Agreement, Executive will act loyally and in good faith to discharge the duties of the Position, and will abide by the Company’s code of conduct and workplace policies, as well as all applicable laws, regulations or ordinances. Executive shall devote his full business time and efforts to the performance of his duties for the Company, except as set forth below:

(a) Notwithstanding the foregoing, Executive may serve as a member of the Board of Directors of one or more for-profit or charitable organizations, provided that such services do not materially interfere with Executive’s performance of his duties and responsibilities to the Company. The Board of Directors acknowledges and approves Executive’s current service on the board of directors at Newport Corporation and agrees that he may serve on one additional public company Board after one year as long as it does not conflict with his duties to Viavi. If Executive leaves the board of directors of Newport Corporation, he may serve on a public company board of directors in replacement of such service, subject to prior approval of the Board, which will not be unreasonably withheld.

(b) Any service by Executive on any additional outside boards of directors or committees thereof (i.e., beyond Newport Corporation or a replacement for Newport Corporation), whether for public or private companies, will require the prior approval of the Board, which will not be unreasonably withheld.

(c) In addition, the Board acknowledges and approves Executive’s continued affiliation with two private companies in which he currently holds substantial investments, so long as those companies are not competitors to Viavi. Executive represents that he has disclosed all material investments in privately held companies to Viavi.

2.3 Work Location. Executive’s principal place of work shall be located at the Company’s office in Milpitas, California.

3. At-Will Employment. Executive’s employment with Viavi is voluntarily entered into and is for no specified period. As a result Executive will be free to resign at any time, for any reason, or for no reason at all. Similarly, the Company will be free to conclude its at-will employment relationship with Executive at any time, with or without notice or cause.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive a salary at the annual rate of seven hundred fifty thousand dollars ($750,000) per year (the “Base Salary”), payable in equal bi-weekly installments and in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

4.2 Cash Incentive Compensation. Executive will be eligible to participate in and earn a bonus (“Annual Bonus”) under the Company’s Variable Pay Plan, as such plan is approved by the Board from time to time. Actual bonus payments are calculated based upon eligible earnings during each applicable fiscal half year period (the first and second halves of our fiscal year), which include base salary only, and exclude special payments such as bonuses, benefits, etc. All incentive compensation opportunity payments are subject to the terms and conditions of the applicable plan(s) as approved by the Board, and Executive’s eligibility for incentive payments will be contingent upon Executive remaining an employee of the Company on the bonus payment date selected by the Company.

(a) For the second half of Fiscal Year 2016 (“H2”), Executive will receive a bonus equal to no less than 100% of Executive’s actual base salary earned during H2 (“H2 Target Bonus”). Executive will be eligible to earn a bonus for H2 of up to 150% of H2 Target Bonus determined on a proportional basis to the extent that actual H2 Operating Income exceeds 100% of H2 target Operating Income as set forth in the Company’s Annual Operating Plan. The H2 bonus earned by Executive will be paid at the same time H2 bonuses are paid to all other participants in the Variable Pay Plan.

(b) For Fiscal Year 2017, the target Annual Bonus will equal 100% of Base Salary. Executive will earn the target Annual Bonus if baseline revenue and operating income targets are achieved. Executive will earn 125% of the target Annual Bonus if both revenue of 3% above baseline and operating income of 7% above baseline are achieved. Executive will earn 150% of target Annual Bonus if both revenue of 7% or more above baseline and operating income of 10% or more above baseline are achieved. If revenue and operating income are achieved in excess of the levels required to earn 125% of target Annual Bonus but less than the levels required to earn 150% of target Annual Bonus, the Compensation Committee will award a prorated bonus between 125% and 150% of target Annual Bonus. The Annual Bonus will be paid no later than March 1st in the year following the performance year.

4.3 Initial Equity Awards. On or about February 15, 2016, Executive shall be granted the following equity awards (“Initial Equity Awards”), subject in each case to the terms and conditions of the Company’s 2003 Equity Incentive Plan (or its successor) and the applicable form of award agreement, execution of which shall be a condition to the award:

(a) Stock Option. Executive shall be granted an option (“Initial Option”) for a number of shares of the Company common stock determined by dividing the sum of $2,750,000 by the per share fair value of such option determined using the Black-Scholes option pricing model applied on the same basis used by the Company to determine such option’s cost for financial accounting purposes. The Initial Option shall have a per share exercise price equal to the market closing price of a share of the Company common stock on the grant date, a term of eight (8) years and shall, subject to Executive’s continued employment with the Company except as otherwise provided by this Agreement, vest over a period of four years at the rate of 25% upon the first anniversary of Executive’s employment commencement date and 25% on each successive annual anniversary thereafter for the next three years.

(b) Restricted Stock Units. Executive shall be granted an award of restricted stock units (“Initial RSU Award”) for a number of shares of Company common stock determined by dividing the sum of $2,062,500 by the market closing price of a share of Company common stock on the last trading day prior to the grant date. Subject to Executive’s continued employment with the Company except as otherwise provided by this Agreement, the Initial RSU Award shall vest over a period of four years at the rate of 25% upon the first anniversary of Executive’s employment commencement date and 25% on each successive annual anniversary thereafter for the next three years.

(c) Performance Units. Executive shall be granted an award of performance units (“Initial PSU Award”) for a target number of shares of Company common stock determined by dividing the sum of $687,500 by the market closing price of a share of Company common stock on the last trading day prior to the grant date. Subject to Executive’s continued employment with the Company, except as otherwise described by this Agreement, the Initial PSU Award shall be earned upon the achievement of such performance goal(s) and shall vest over such periods as described in the Company’s Current Report, dated August 18, 2015, on Form 8-K, including Exhibit 10.1 thereto, filed with the Securities and Exchange Commission; provided, however, that the “Base Measurement Period” (as such term is used in the applicable award agreement) shall be the period of 45 calendar days commencing on January 29, 2016 and ending on March 13, 2016.

(d) Special One-Time Restricted Stock Unit Award. Executive shall be granted a special, one-time award of restricted stock units (“Special RSU Award”) for 100,000 shares of Company common stock. Subject to Executive’s continued employment with the Company except as otherwise provided by this Agreement, the Special RSU Award shall vest as to 66.6% on the first anniversary of Executive’s employment commencement date and 16.7% after each of the first two periods of three (3) months thereafter provided, however, that any such units that have otherwise vested and/or shares of Company common stock that have been issued to Executive in settlement of such vested units or gross proceeds of the sale or transfer thereof shall be forfeited to and recouped by the Company if either (i) Executive terminates his employment with the Company other than for “Good Reason” (as defined below) prior to the first anniversary of Effective Date or (ii) Executive does not relocate his residence to the San Francisco Bay area within the first eighteen (18) months following the Effective Date.

4.4 Subsequent Equity Awards. Executive shall be eligible to be granted additional equity awards by the Compensation Committee of the Board on an annual basis (“Subsequent Equity Awards”), commencing with the first grant of annual equity awards to executive officers of the Company generally. The Compensation Committee shall generally determine the size of Subsequent Equity Awards taking into account the Executive’s performance and commensurate with grants made to chief executive officers of companies in the Company’s compensation peer group, as determined by the Compensation Committee’s independent compensation consultant. Prior to proration, as described below, the number of shares of Company common stock subject to the first such Subsequent Equity Awards (the “Initial Subsequent Equity Awards”) shall be established by dividing a specified dollar amount by the market closing price of a share of Company common stock on the last trading day prior to the grant date. Such specified dollar amount shall be (a) $1,625,000 if the Company has achieved 100% of its annual operating plan and Executive has achieved 100% of his personal target objectives established by the Board, (b) $2,000,000 if the Company has achieved 125% of its annual operating plan and Executive has achieved 125% of his personal target objectives established by the Board, and (c) $2,500,000 if the Company has achieved 150% of its annual operating plan and Executive has achieved 150% of his personal target objectives established by the Board. The Compensation Committee may consider a larger specified dollar amount if the foregoing annual operating plan and personal objectives are exceeded. However, the number of shares of Company common stock subject to the Initial Subsequent Equity Awards so determined shall be prorated to reflect a period of service less than one full year between Executive’s commencement of employment and the date of grant of the Initial Subsequent Equity Awards. Such Initial Subsequent Equity Awards shall be comprised of 50% restricted stock units and 50% performance units. Except as otherwise provided by this Agreement, all Subsequent Equity Awards shall be subject to the terms and conditions applicable to annual equity awards granted to executive officers of the Company generally and the terms and conditions of the Company’s 2003 Equity Incentive Plan (or its successor) and the applicable form of award agreement, execution of which shall be a condition to the award.

4.5 Equity Award Transfer Restrictions. In addition to any other restrictions or conditions set forth in the Company’s 2003 Equity Incentive Plan (or its successor) and the award agreement evidencing any equity award granted to Executive, such awards shall be subject to (a) the Company’s Insider Trading Policy and all provisions contained therein, including Anti-Hedging and (b) the Company’s Share Ownership and Retention Policy as set forth in the Company’s 2015 Proxy Statement, pursuant to which Executive will be required to retain at least fifty percent (50%) of the net after-tax shares received upon the vesting of restricted stock, settlement of share equivalent awards (such as restricted stock units and performance units) and exercise of stock options until Executive holds vested shares of the Company’s common stock having a fair market value equal to at least 300% of Base Salary, and such ownership level must be achieved within five (5) years of the Effective Date. With the consent of the Board, which shall not be unreasonably withheld, Executive will be permitted to transfer shares and vested equity awards for purposes of tax or estate planning.

5. Recoupment. Annual Bonus, Initial Equity Awards, Subsequent Equity Awards and other cash or equity incentive compensation paid or provided to Executive, whether pursuant to this Agreement or otherwise, shall be subject to the terms and conditions of the Company’s Clawback Compensation Policy (the “Recoupment Policy”) and any other policy of recoupment of compensation as shall be adopted from time to time by the Board or its Compensation Committee as it deems necessary or appropriate to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded incentive compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any such Act. The terms and conditions of the Recoupment Policy, including any changes to the Recoupment Policy adopted after the date of this Agreement, are hereby incorporated by reference into this Agreement.

6. Customary Fringe Benefits and Facilities. Executive will be eligible for all customary and usual fringe benefits generally available to executives of the Company and its subsidiaries, subject to satisfying the applicable eligibility requirements contained in the Company’s benefit plan documents. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive. During his employment with the Company and thereafter Executive will be provided indemnification and directors and officers liability insurance coverage under the Company’s form of indemnification agreement as in effect for other senior executives of the Company.

7. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company consistent with the Company policies as in effect from time to time. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

8. Relocation Expenses. The Company will pay to Executive on the Company’s first regular payroll date following his commencement of employment a lump sum relocation bonus of $200,000, which will be treated as a taxable benefit. If and when Executive sells his current residential property and moves his primary residence to the San Francisco Bay area, which is expected to occur within twelve (12) months from the Effective Date, the Company will pay to Executive an additional relocation bonus equal to the amount of the sale commission, not in excess of 6%, born by Executive on his sale of his current residential property. Such additional relocation bonus shall be paid to Executive within thirty (30) days following the later of the closing date of Executive’s sale of his current residential property and the date of his relocation of his primary residence to the San Francisco Bay area. This payment will not be grossed up. Executive will be responsible for relocation expenses other than the foregoing commission payment, including but not limited to temporary housing, household moving expenses and transportation for family members. If Executive terminates his employment with the Company other than for “Good Reason” (as defined below) prior to the first anniversary of the Effective Date or if Executive does not relocate his residence to the San Francisco Bay area within the first eighteen (18) months following the Effective Date, Executive shall repay the relocation bonus of $200,000 in full to the Company within sixty (60) days from the earlier of: (i) Executive’s employment termination date or (ii) the last day of the eighteenth (18th) month of failure to relocate, as applicable.

9. Termination of Executive’s Employment.

9.1 Termination for Cause. The Company may terminate Executive’s employment immediately at any time for Cause (as defined below). In the event that Executive’s employment is terminated in accordance with this Section, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of Executive’s termination of employment (the “Termination Date”), any Annual Bonus that has been earned as a result of the Company’s performance for its immediately preceding fiscal year but is unpaid as of the Termination Date, and any amounts, including payment for any accrued unused vacation, to which Executive is entitled pursuant to Section 6 (Customary Fringe Benefits) and Section 7 (Business Expenses) of this Agreement (“Accrued Amounts”). Upon the effective date of such termination for Cause, all unvested equity awards, including the Initial Equity Awards and Subsequent Equity Awards, shall terminate immediately and Executive shall not be entitled to any compensation therefore, and all other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished. Executive shall not be entitled to receive the Severance Benefits described in Section 9.2 below or under any other plan or program of the Company.

9.2 Involuntary Termination. The Company may terminate Executive’s employment with the Company without Cause at any time on thirty (30) days’ advance written notice to Executive. Executive may voluntary terminate his employment with the Company for Good Reason provided that Executive gives the Company written notice of the condition alleged to constitute Good Reason within thirty (30) days after the condition’s initial existence, the Company fails to remedy the condition within thirty (30) days after receiving such written notice, and Executive’s termination of employment is effective no later than ninety (90) days after the condition’s initial existence. In the event of Executive’s

Involuntary Termination, Executive shall be entitled to receive his Accrued Amounts. In addition, subject to Section 9.6 and Section 19, the Company shall provide Executive with the following benefits (the “Severance Benefits”), and all other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished:

(a) Cash Severance Not in Connection with a Change of Control. In the event of any Involuntary Termination that occurs other than within a period beginning three months prior to and ending on the first anniversary of a Change of Control, Executive shall receive the following cash severance payments:

(i) an amount equal to the Annual Bonus for the Company fiscal year in which the Termination Date occurs, determined upon completion of such fiscal year based on the Company’s actual performance during such fiscal year in the manner that would apply pursuant to this Agreement had Executive remained employed through the end of such fiscal year but prorated for the period of Executive’s actual employment during such fiscal year through the Termination Date, shall be paid at the same time that annual bonuses are paid to the Company’s executives generally, subject to the Delayed Payment Date described in Section 18.1, if applicable; and

(ii) an amount equal to the sum of (i) 150% of the Base Salary and (ii) 150% of the target Annual Bonus shall, subject to the Delayed Payment Date described in Section 18.1, if applicable, be apportioned into installments and paid on the Company’s regular payroll dates over a period of eighteen (18) months commencing with the first regular payroll date of the Company occurring at least sixty (60) days following the Termination Date.

(b) Equity Severance Not in Connection with a Change of Control. In the event of any Involuntary Termination that occurs other than within a period beginning upon and ending on the first anniversary of a Change of Control, the vesting of all Initial Equity Awards and Subsequent Equity Awards outstanding immediately prior to the Termination Date shall be accelerated effective as of the Termination Date to such extent as they would have vested during the period of eighteen (18) months following the termination date had Executive’s employment with the Company continued throughout such period. For the purposes of this subsection, performance unit awards shall be treated as earned during such eighteen (18) month period had the target level of performance been achieved.

(c) Cash Severance in Connection with a Change of Control. In the event of any Involuntary Termination that occurs within a period beginning upon and ending on the first anniversary of a Change of Control, Executive shall receive the following cash severance payments, as applicable:

(i) if the Termination Date occurs on or before the second anniversary of the Effective Date, an amount equal to the sum of (i) 200% of the Base Salary and (ii) 300% of the target Annual Bonus shall be paid in a lump sum within ninety (90) days following the Termination Date, subject to the Delayed Payment Date described in Section 18.1, if applicable, and provided that if such ninety-day period begins in one calendar year and ends in a second calendar year, such payment shall be made in the second calendar year; or

(ii) if the Termination Date occurs after the second anniversary of the Effective Date, an amount equal to the sum of (i) 150% of the Base Salary and (ii) 225% of the target Annual Bonus shall be paid in a lump sum within ninety (90) days following the Termination Date, subject to the Delayed Payment Date described in Section 18.1, if applicable, and provided that if such ninety-day period begins in one calendar year and ends in a second calendar year, such payment shall be made in the second calendar year.

(d) Equity Severance in Connection with a Change of Control. In the event of any Involuntary Termination that occurs within a period beginning upon and ending on the first anniversary of a Change of Control, the vesting of all Initial Equity Awards and Subsequent Equity Awards outstanding immediately prior to the Termination Date shall be accelerated in full effective as of the Termination Date. For the purposes of this subsection, performance unit awards shall be treated as earned at the greater of (i) the target level performance achievement or (ii) the level of performance achievement actually attained as of the Termination Date if such performance is measurable against the applicable performance goal(s) as of the Termination Date in accordance with the terms of the award.

(e) Payments for Continued Healthcare. In the event of any Involuntary Termination (whether or not within a one-year period following a Change of Control), for a period of eighteen (18) months following the Termination Date or such lesser period as Executive remains eligible (the “COBRA Payment Period”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Executive each month for an amount equal to the difference between (i) the monthly cost of COBRA health and dental benefits for Executive (assuming that Executive would be eligible for such coverage), less (ii) the monthly amount that Executive would be required to contribute for health and dental coverage if Executive were an active employee of the Company (the “COBRA Premium Subsidy”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the reimbursement of such COBRA Premium Subsidy would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such COBRA Premium Subsidy, the Company, in its sole discretion, may elect to instead pay to Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Premium Subsidy for that month, subject to applicable tax withholdings if any, for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such taxable cash payment toward the cost of COBRA premiums.

(f) Involuntary Terminations Within Three Months Prior to Change of Control. In the event of any Involuntary Termination that occurs within a period beginning three months prior to and ending immediately prior to a Change of Control, Executive shall receive (i) the accelerated vesting of all Initial Equity Awards and Subsequent Equity Awards outstanding immediately prior to the Termination Date as described in Section 9.2(d) and (ii) the applicable cash severance payment amounts determined in accordance with Section 9.2(c); provided, however, that such cash severance payment amounts shall subject to the Delayed Payment Date described in Section 18.1, if applicable, be apportioned into installments and paid on the Company’s regular payroll dates over a period of eighteen (18) months commencing with the first regular payroll date of the Company occurring at least sixty (60) days following the Termination Date in the manner described in Section 9.2(a)(ii).

9.3 Termination upon Disability. The Company may terminate Executive’s employment with the Company at any time following Executive’s Disability. Upon termination following Disability, Executive shall be entitled to receive his Accrued Amounts. In addition, subject to Section 9.6 and Section 18, the Company shall provide Executive the same Severance Benefits to which Executive would be entitled upon Involuntary Termination that does not occur within a period beginning upon and ending on the first anniversary of a Change of Control (i.e., Severance Benefits not in connection with a Change of Control). Such Severance Benefit shall be paid at the same times and upon the same terms and conditions described in the applicable provisions of Section 9.2. All other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished.

9.4 Termination upon Death. Executive’s employment shall terminate automatically upon Executive’s death. Upon termination as a result of Executive’s death, Executive’s estate or designated beneficiaries shall be entitled to receive the Accrued Amounts. In addition, subject to Section 9.6 and Section 18, the Company shall provide Executive’s estate or designated beneficiaries the same Severance Benefits (excluding payments for continued healthcare under Section 9.2(e)) to which Executive would be entitled upon Involuntary Termination that does not occur within a period beginning upon and ending on the first anniversary of a Change of Control (i.e., Severance Benefits not in connection with a Change of Control). Such Severance Benefit shall be paid at the same times and upon the same terms and conditions described in the applicable provisions of Section 9.2. All other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished.

9.5 Voluntary Resignation by Executive without Good Reason. Executive may voluntarily resign from employment with the Company for any reason, at any time, on thirty (30) days’ advance written notice. In the event of Executive’s resignation which is not for Good Reason, Executive will be entitled to receive only his Accrued Amounts. All other Company obligations to Executive pursuant to this Agreement shall be automatically terminated and completely extinguished. Executive shall not be entitled to receive the Severance Benefits described in Section 9.2 above.

9.6 Release and Forfeiture of Severance Benefits. The right of Executive to receive or to retain Severance Benefits pursuant to Section 9.2 or Section 9.3 shall be in consideration for, and subject to, (a) execution of and delivery to the Company of a Separation Agreement and General Release of claims substantially in the form attached as Exhibit A to this Agreement, amended as necessary to comply with applicable law (the “Release”) and lapse of the period for revocation, if any, of the Release without the Release having been revoked no later than 60 days after the Termination Date, and (b) Executive’s continued compliance with the Covenants (as defined in Sections 12, 13 and 14 of this Agreement). The right of Executive’s estate or designated beneficiaries to receive or to retain Severance Benefits pursuant to Section 9.4 shall be in consideration for, and subject to execution and deliver to the Company of the Release. The Release will not include a waiver of (i) Executive’s existing rights of indemnification or Directors and Officers liability insurance coverage, (ii) Executive’s existing rights under any outstanding equity awards, (iii) Executive’s rights as a stockholder in the Company or (iv) claims for accrued vested benefits under any employee benefit plan or pension plan. In the event that Executive breaches any of the Covenants, the Company shall have the right to (1) terminate any further provision of Severance Benefits not yet paid or provided, (2) recover from Executive all shares of stock of the Company the vesting of which, or the option to purchase, was accelerated by reason of the Severance Benefits (or the proceeds therefrom, reduced by any exercise or purchase price paid to acquire such shares), and (3) to immediately cancel all Equity Awards the vesting of which was accelerated by reason of the Severance Benefits.

9.7 Definitions of Certain Terms. Certain capitalized terms not otherwise defined by this Agreement shall have the following meanings:

(a) “Cause” means any of the following events: (i) Executive’s willful failure substantially to perform his duties and responsibilities to the Company; (ii) Executive’s willful breach of any obligation under any written agreement with the Company that is not cured within 30 days of written notice to Executive; (iii) Executive’s deliberate violation of a Company policy, or commission of any felony or any act of fraud, embezzlement or dishonesty; (iv) any willful misconduct by Executive that has caused or is reasonably expected to result in material injury to the Company; or (v) material unauthorized use, disclosure or misappropriation by Executive of any proprietary information, trade secret or other asset of the Company or entrusted to the Company by a third party.

(b) “Change of Control” means a Change of Control as defined by the Company’s 2015 Change of Control Benefits Plan or its successor; provided, however, that to the extent any amount constituting deferred compensation subject to Section 409A of the Code would become payable to Executive by reason of a Change of Control, such amount shall become payable only if the event constituting the Change of Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code.

(c) “Code” means the United States Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(d) “Disability” means a disability as defined by the group long-term disability insurance policy maintained by the Company for the benefit of its employees. In the absence of such a policy, “Disability” means that, as a result of Executive’s mental or physical illness, Executive is unable to perform (with or without reasonable accommodation in accordance with the Americans with Disabilities Act) the duties of Executive’s position pursuant to this Agreement for a continuous period of three (3) months. A determination of Disability shall be made by a physician satisfactory to both Executive and the Company, which physician’s determination as to Disability shall be made within ten (10) days of the request therefor and shall be binding on all parties; provided, however, that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, which third physician’s determination as to Disability shall be binding on all parties.

(e) “Good Reason” means the occurrence of any of the following conditions: (i) a material reduction of Executive’s Base Salary; (ii) a material reduction of Executive’s target Annual Bonus as set forth herein or as increased during the course of Executive’s employment with the Company; (iii) a material reduction in Executive’s duties, authority, reporting relationship or responsibilities, including not being the chief executive officer of a publicly reporting company after a Change of Control; (iv) a requirement that Executive relocate to a location outside of California that is not mutually agreed upon by Executive and the Board; (v) a material violation by the Company of a material term of any employment, severance or change of control agreement between Executive and the Company; or (vi) a failure by any successor entity to the Company to assume this Agreement; provided, however, that Executive’s voluntary termination of employment shall not be for Good Reason unless Executive gives the Company written notice of the condition alleged to constitute Good Reason within thirty (30) days after the condition’s initial existence, the Company fails to remedy the condition within thirty (30) days after receiving such written notice, and Executive’s termination of employment is effective no later than ninety (90) days after the condition’s initial existence.

(f) “Involuntary Termination” means the occurrence of either (i) termination by the Company of Executive’s employment with Company for any reason other than Cause or (ii) Executive’s termination of employment with the Company for Good Reason; provided, however that Involuntary Termination shall not include any termination of Executive’s employment which is (x) for Cause, (y) a result of Executive’s death or Disability, or (z) a result of Executive’s voluntary termination of employment which is not for Good Reason.

10. Golden Parachute Payments.

10.1 In the event that any of the severance payments and other benefits provided by this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Executive’s severance payments and benefits under this Agreement or otherwise shall be payable either:

(a) in full, or

(b) in such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance payments and benefits under this Agreement or otherwise, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section will made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive.

10.2 The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and Executive shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Executive.

11. No Conflict of Interest. During the term of Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with the Company. If the Board reasonably believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work or resign employment with the Company.

12. Post-Termination Restrictions.

12.1 Executive understands that: (a) the Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (b) Executive will in the course of Executive’s employment develop, be personally entrusted with and exposed to the Company’s proprietary information and will benefit therefrom; (c) both during and after the term of Executive’s employment, the Company will be engaged in activities in the same sector as the entities listed on Exhibit B hereto (the “Restricted Companies”); (d) the Company provides products and services nationally and internationally; and (e) the Company will suffer great loss and irreparable harm if Executive were to misappropriate, or otherwise use, the Company’s proprietary information on behalf of certain competing entities.

12.2 Executive will execute and abide by Viavi’s Employee Proprietary Information and Inventions Agreement (“Agreement”) in the form attached hereto as Exhibit C. If Executive breaches the non-solicitation or confidentiality covenants within (i) six months following termination of employment resulting from a Change of Control and Executive’s Termination without Cause or Resignation for Good Reason or (ii) one year following termination of employment resulting from Termination with Cause or Resignation without Good Reason, then the Board of Directors may recover or require reimbursement of any future equity awards and may stop all future severance payments.

12.3 Executive will be deemed to breach his obligations to the Company with respect to Confidential Information or trade secrets if he works or perform services (including consulting or advisory services) for any of the Restricted Companies in any position in which he uses or threatens to use, disclose or otherwise misappropriate any Confidential Information obtained during employment with the Company. He agrees that a threat to misuse Confidential Information exists if manifested by words or conduct and if he has taken Confidential Information or holds a position with an entity in the Restricted Sector of such a nature that the evidence indicates imminent misuse.

13. Non-solicitation of Company’s Employees. Executive agrees that during the term of this Agreement and for one year thereafter, Executive will not, either directly or indirectly, separately or in association with others, solicit, encourage or attempt to hire any individual employed by the Company during his employment or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company.

14. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Section 12 (collectively “Covenants”) may cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall, in addition to the action it is authorized to take pursuant to Section 9.6, be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

15. Agreement to Arbitrate. In the event a dispute arises in connection with this Agreement, the Company and Executive agree to submit the dispute to binding arbitration before a single neutral arbitrator of the American Arbitration Association (“AAA”) using the AAA Rules for the Arbitration of Employment Disputes, available at www.adr.org or from the Company’s Human Resources Department. Executive and the Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for breach of the Company’s Employee Innovations and Proprietary Rights Agreement, workers’ compensation, unemployment insurance benefits and the Company’s right to obtain injunctive relief pursuant to Section 14 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company. The Company shall bear the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

16. Successors.

16.1 Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (a “Successor”) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any Successor becomes bound by the terms of this Agreement by operation of law.

16.2 Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

17. Notice.

17.1 General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

17.2 Notice of Termination. Any termination by the Company for Cause or by Executive pursuant to a Resignation for Good Reason shall be communicated by a notice of termination to the other Party hereto given in accordance with Section 17.1 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date, consistent with the requirements of this Agreement.

18. Compliance with Section 409A of the Code. The Parties intend that all payments and benefits to be provided under this Agreement that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code and the regulations and ruling issued thereunder (collectively “Section 409A”) shall comply with the deferral, payout and other limitations and restrictions imposed under Section 409A so that no additional taxation is imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intent. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

18.1 No amount payable pursuant to this Agreement on account of the Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology) as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

18.2 Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

18.3 With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

18.4 Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year of Executive, payment shall be made in Executive’s later taxable year.

18.5 The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

19. General Provisions.

19.1 Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

19.2 Attorneys’ Fees. In any dispute relating to this Agreement, each Party shall pay its own attorneys’ fees. The Company shall pay or reimburse all reasonable attorneys’ fees incurred by Executive to negotiate this Agreement, but in no event to exceed the sum of $17,000.

19.3 Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

19.4 Choice of Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to any conflict of law principles. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the Parties that is not subject to arbitration pursuant to Section 15, the Parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts of the United States for the Northern District of California, and no other courts.

19.5 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

19.6 Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of Executive or Company under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective.

19.7 Further Assurances. From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and the Release, and to provide adequate assurance of Executive’s due performance thereunder.

19.8 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

19.9 Survival. Sections 11 (“No Conflict of Interest”), 12 (“Post-Termination Restrictions”), 13 (“Non-solicitation of Company’s Employees”), 14 (“Injunctive Relief”), 15 (“Agreement to Arbitrate”), 16 (“Successors”), 19 (“General Provisions”) and 21 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by the Company.

20. Cooperation. During and after employment, Executive will reasonably cooperate with the Company and its affiliates and representatives in connection with any action, investigation, proceeding, litigation or otherwise with regard to matters in which Executive has knowledge as a result of his employment. The Company will use its reasonable business efforts, whenever possible, to provide Executive with reasonable advance notice of its need for assistance and will attempt to coordinate with Executive the time and place at which such assistance is provided to minimize the impact of such assistance on any other material and pre-scheduled business commitment that Executive may have. The Company will reimburse Executive for the reasonable out-of-pocket expenses incurred in connection with such cooperation. Executive’s cooperation will be subject to his indemnification rights under the Company’s bylaws, his indemnification agreement and Directors and Officers liability insurance coverage.

21. Entire Agreement. This Agreement, together with the exhibits attached hereto or incorporated herein by reference, constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an individual designated by the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated: January 27, 2016	/s/ Oleg Khaykin
Oleg Khaykin

COMPANY

Dated: January 28, 2016	By:	/s/ Richard Belluzzo
	Name:	Richard Belluzzo
	Title:	Interim CEO

[Signature Page to Executive Employment Agreement]